Exhibit 10(103)

DEPARTMENT OF THE TREASURY WASHINGTON, D.C. 20220

August 3, 2010

Jeffrey J. Hurd, Esq.

Senior Vice President —

Human Resources and Communications

American International Group, Inc.

70 Pine Street

New York, New York 10270

Re:                             Supplemental Determination Regarding

2010 Compensation Payments and Structures for

Most Highly Compensated Employees

Dear Mr. Hurd:

This letter addresses requests submitted by you on behalf of American International Group, Inc. (“AIG”), for approval by the Special Master for TARP Executive Compensation (the “Special Master”) regarding (i) compensation potentially payable to a “Top 25” executive, and (ii) compensation structures of employees in the “Covered Employees 26–100” group. This letter also provides a clarification regarding compensation structures approved for the “Covered Employees 26–100” group.

Under the Department of the Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Rule”), the Special Master must approve the compensation structures and amounts payable to “Top 25” executives of “exceptional assistance recipients” such as AIG. 31 C.F.R. § 30.16(a)(3)(i). The Special Master must also approve the compensation structures—but not individual amounts payable—to executive officers who are in an exceptional assistance recipient’s “Covered Employees 26–100” group. Id. § 30.16(a)(3)(ii).

1.  Top 25 and Covered Employees 26—100 Omissions

Pursuant to the Rule, on March 23, 2010, the Special Master issued an initial determination (the “Top 25 Determination”), which concluded that certain compensation structures and amounts payable to AIG’s Top 25 executives would not result in payments that are “inconsistent with the purposes of section 111 of EESA or TARP, or [are] otherwise contrary to the public interest.” Id. § 30.16(b)(1) (the “Public Interest Standard”). On April 16, 2010, the Special Master issued another initial determination (the “26–100 Determination”), which concluded that certain compensation structures for AIG’s Covered Employees 26–100 group are consistent with the Public Interest Standard.

Subsequent to the issuance of the determinations described above, AIG notified the Office of the Special Master that revised calculations revealed the misidentification of one member in each of the 2010 groups. As a result of this misidentification, no compensation structure or payments were proposed for an omitted Top 25 executive and no compensation structure was proposed for an omitted employee in the Covered Employees 26–100 group. On August 2, 2010, AIG submitted proposals for the omitted executives—its representatives having previously discussed the substance of the proposal with the Office of the Special Master—and requested a determination that any payments under the proposals would be consistent with the Public Interest Standard.

The proposed pay package for the omitted Top 25 executive conforms to the compensation structures that the Special Master approved in the Top 25 Determination. The amounts potentially payable to the Top 25 executive under the proposal have also been reviewed by the Office of the Special Master to assess whether such amounts are consistent with amounts payable to persons in similar positions or roles at similar entities that are similarly situated. See id. § 30.16(b)(1)(v). In light of this review, the Special Master has concluded that these amounts “appropriately, reflect [the executive’s] prospective contributions...to the value of the exceptional assistance recipient.” Id. § 30.16(b)(1)(vi). Accordingly, the Special Master has determined that the compensation structure proposed for this executive, as described in Exhibit I, is consistent with the Public Interest Standard.

The proposed compensation structure for the omitted employee from the Covered Employees 26–100 group is consistent with the requirements of the 26–100 Determination. Accordingly, the Special Master has determined that AIG’s proposed 2010 compensation structure for this executive is consistent with the Public Interest Standard.

2.  New Executive Officer

Subsequent to the issuance of the 26–100 Determination, AIG also informed the Office of the Special Master that it had identified a potential candidate for an AIG executive officer position, serving as the Executive Chairman of American International Assurance Company Limited (the “AIA Executive”). On July 17, 2010, AIG submitted a proposed compensation structure and requested a determination that the proposed structure is consistent with the Public Interest Standard. Under the proposal, which is consistent with the requirements of the 26–100 Determination and compensation structures previously approved by the Special Master for incoming AIG executive officers, the AIA Executive would be eligible to receive cash salary, cash and stock incentives, and other benefits (including eligibility under AIG’s Executive Severance Plan) on the same terms and conditions as current executives of AIG in the Covered Employees 26-100 group. Accordingly, the Special Master has determined that AIG’s proposed 2010 compensation structure for the AIA Executive is consistent with the Public Interest Standard.

AIG’s submission for the AIA Executive also proposes compensation structures for 2011 and 2012, and contemplates that the AIA Executive may become a Top 25 executive for 2012. The proposed 2011 and 2012 compensation structures generally conform with the compensation structures the Special Master has approved for executives in the Covered Employees 26–100 group and Top 25 executives, respectively. Accordingly, the Special Master has concluded in principle that the proposed 2011 and 2012 compensation structures and amounts potentially payable under them would be consistent with the Public Interest Standard. Notwithstanding the foregoing, however, the Special Master’s final determination under the Rule regarding the AIA Executive’s compensation structures and payments in any year after 2010 will not be made prior to the regular review of AIG’s compensation proposals for that year, and will be based on the totality of the facts and circumstances at that time.

3.  Compensation Structure for a Covered Employee

On August 2, 2010, AIG also submitted a proposal regarding the compensation structure of a certain employee in the Covered Employees 26–100 group (the “Covered Employee”). At the time of the 26–100 Determination, it was anticipated that the Covered Employee would fall within the Rule’s “safe harbor” provision, which provides automatic approval for compensation structures resulting in $500,000 or less in “annual compensation” (excluding long-term restricted stock). See id. § 30.16(a)(3)(ii). According to AIG, it is now anticipated that the Covered Employee’s “annual compensation” may exceed $500,000, due to his performance under sales commission plans. Notwithstanding the stock and long-term allocation requirements of the 26–100 Determination, AIG has requested approval to continue paying the Covered Employee under these programs (along with a minimal cash base salary ). AIG has noted the long-established and predominant use of commission programs to compensate sales employees in positions similar to the Covered Employee’s, and confirmed that payments under the program would qualify as “commission compensation” under the Rule.

The Special Master considered the proposal in light of the Rule’s exclusion of reasonable “commission compensation” from the restrictions applicable to bonus and incentive compensation, see id. § 30.1, and the principle that compensation structures should be consistent with those provided to “persons in similar positions or roles at similar entities...competing in the same markets” as a covered employee. Accordingly, the Special Master has determined that the payment of qualified “commission compensation” to the Covered Employee under the programs (in addition to a minimal base salary) is not inconsistent with the Public Interest Standard, provided that any other compensation structure of the Covered Employee comply with the requirements of the 26–100 Determination.

4.  Guidance Regarding the 26–100 Determination

The 26–100 Determination requires that employees in the Covered Employees 26–100 group be paid no more than $25,000 in perquisites and “other” compensation, absent exceptional circumstances for good cause shown. With respect to an individual employee in the Covered Employees 26–100 group, a relocation undertaken at the request of the company constitutes exceptional circumstances, and such circumstances constitute good cause for the company to pay such employee’s reasonable relocation expenses under a program that provides such benefits on the same basis to similarly situated employees; provided, however, that a tax gross-up is not a reasonable relocation expense.

The approvals in this letter apply only to the proposals in respect of the executives addressed in sections 1, 2 and 3. Such conclusions are limited to the authority vested in the Special Master by Section 30.16(a)(3) of the Rule, and shall not constitute, or be construed to constitute, the judgment of the Office of the Special Master or the Department of the Treasury with respect to the compliance of the proposed compensation structure or any other compensation structure for the subject employee with any other provision of the Rule. Moreover, the Special Master’s evaluations and conclusions have relied upon, and are qualified in their entirety by, the accuracy of the materials submitted by AIG to the Office of the Special Master, and the absence of any material misstatement or omission in such materials.

Very truly yours,

/s/ Kenneth R. Feinberg
Kenneth R. Feinberg
Office of the Special Master
for TARP Executive Compensation

cc: Robert H. Benmosche
Marc Trevino, Esq.

EXHIBIT I
SUPPLEMENTAL DETERMINATION

Top 25 Executive 2010 compensation structure:

Cash salary	$400,000 (prospective annual rate)

Stock salary	$800,000 (annual rate, payable on a nunc pro tunc basis effective January 1, 2010).

Long-term restricted stock

$300,000 (2010 target amount; in addition, subject to the limitations of the Rule, a long-term restricted stock grant of up to $850,000 may be granted with respect to 2009 service in consideration of the cancellation of incentive payments upon the identification of the executive as a member of the Top 25.)

The terms and conditions of the Top 25 Determination regarding the compensation structures and amounts potentially payable thereunder to the non-AIGFP Covered Employees (as defined in the Top 25 Determination) shall apply to the Top 25 Executive.

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